<BTB>
EXHIBIT 99A.1
COMBINED STATEMENTS OF OPERATIONS      U S WEST COMMUNICATIONS GROUP
(UNAUDITED)
                         Quarter Ended          Six Months Ended
                            June 30,    Percent    June 30,   Percent
In millions               1997    1996  Change  1997    1996  Change
------------------------------- ------- ------------- ------- -------
OPERATING REVENUES
 Local service          $ 1,151 $ 1,179  (2.4)$ 2,382 $ 2,324   2.5
 Interstate access          678     626   8.3   1,365   1,248   9.4
 Intrastate access          200     189   5.8     400     379   5.5
 Long-distance network      240     278 (13.7)    490     568 (13.7)
 Other services             274     228  20.2     493     446  10.5
                        ----------------      ----------------
Total operating revenues  2,543   2,500   1.7   5,130   4,965   3.3
                        ----------------      ----------------
OPERATING EXPENSES
 Employee-related           904     921  (1.8)  1,768   1,788  (1.1)
 Other operating            391     387   1.0     836     775   7.9
 Taxes other than
  income taxes               98     100  (2.0)    205     197   4.1
 Depreciation & amort.      530     518   2.3   1,057   1,035   2.1
                        ----------------      ----------------
Total operating expenses  1,923   1,926  (0.2)  3,866   3,795   1.9
                        ----------------      ----------------
Income from operations      620     574   8.0   1,264   1,170   8.0

Interest expense            100     110  (9.1)    203     221  (8.1)
Gains on sales of rural
 telephone exchanges         29      49 (40.8)     47      49  (4.1)
Other income
 (expense) - net            (19)      4    -      (41)    (12)   -
                        ----------------      ----------------
Income before income
 taxes & cumulative
 effect of change in
 accounting princple        530     517   2.5   1,067     986   8.2
Income tax provision        198     193   2.6     396     368   7.6
                        ----------------      ----------------
Income before
 cumulative effect of
 change in accounting
 principle                  332     324   2.5     671     618   8.6

Cumulative effect of
 change in accounting
 principle - net of tax       -       -    -        -      34    -
                        ----------------      ----------------
NET INCOME              $   332 $   324   2.5 $   671 $   652   2.9
                        ================      ================





<BTB>

COMBINED STATEMENTS OF OPERATIONS     U S WEST COMMUNICATIONS GROUP
(UNAUDITED)
                         Quarter Ended        Six Months Ended
In millions, except         June 30,    Percent   June 30,    Percent
per share amounts         1997    1996  Change  1997    1996  Change
------------------------------- ------- ------------- ------- -------
Average common shares
 outstanding              482.5   476.8   1.2   481.9   475.9   1.3
                        ================      ================

Earnings per common
 share:
Income before
 cumulative effect of
 change in accounting
 principle               $ 0.69  $ 0.68   1.5  $ 1.39  $ 1.30   6.9
Cumulative effect of
 change in accounting
 principle                  -       -      -      -      0.07    -
                        ----------------      ----------------
Earnings per
 common share            $ 0.69  $ 0.68   1.5  $ 1.39  $ 1.37   1.5
                        ================      ================